Rothstein Kass
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4 Becker Farm Road
Roseland, NJ 07068
973.994.666
www.rkco.com

October 15, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read Pine Grove Alternative Fund's statements included in Item 77k of Form N-SAR and are in agreement with the statements contained therein concerning our Firm in reponse to Item 304(a)(3) of Regulation S-K.

Very truly yours,

/s/ Rothstein Kass
Rothstein Kass